            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-156933 on Form S-1 of our report dated March 26, 2009, relating to the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (the "Company") (which expresses an unqualified opinion and includes an explanatory paragraph regarding changes in the Company's method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008, and its method of accounting for deferred acquisition costs as required by accounting guidance adopted on January 1, 2007), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 10, 2009